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                                                                    EXHIBIT 99.1


              SUCCESS BANCSHARES, INC. NAMES NEW PRESIDENT AND CEO

     (Lincolnshire, IL, December 7, 1998) -- Success Bancshares, Inc., the holding company for Success National Bank, today announced the appointment of Wilbur G. Meinen as President and Chief Executive Officer of Success Bancshares and the Bank. Mr. Meinen replaces Saul D. Binder, who died suddenly on July 12, 1998. The administrative, regulatory and operating functions of Success Bancshares and the Bank have been overseen since Mr. Binder's death by Sherwin Koopmans and Christa N. Calabrese, who have served as Chairman of the Executive Committee and Chief Operating Officer, respectively, on an interim basis since July 15, 1998.

     Mr. Meinen has served since April 1997 as Executive Vice President and Credit Products Manager of the Credit Products Group at Bank One, Illinois, NA, an affiliate of Bank One Corporation, a bank holding company based in Chicago, Illinois with approximately 1,300 banking offices in 12 states. In such position, Mr. Meinen had overall senior management responsibility for the credit functions of the middle market and private banking lines of business in the Chicago market. Mr. Meinen has held various other positions with Bank One and its affiliates since 1989. Prior to joining Bank One, Mr. Meinen held several other management positions at financial institutions beginning in March 1975.
He has also served as a bank examiner with the State Banking Department of Iowa.


     Success Bancshares, Inc. provides community banking services through eleven locations to individuals and small to medium-sized businesses primarily in the north and northwest suburbs of Chicago and the north side of Chicago. The Company is traded on the Nasdaq National Market System under the symbol "SXNB" and can be reached at its web page: http://www.successbank.com.

     Some of the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, including but not limited to the impact of branch openings on profitability, economic conditions in the Company's market area, the effect of increases or decreases in interest rates, the products offered by competitors and the pricing of such products, and other risks and uncertainties which may not be known or anticipated by the Company. While management of the Company makes its best efforts to be accurate in making forward-looking statements, any such statements are subject to risks and uncertainties that could cause the Company's actual results to vary materially from the future results indicated in such forward-looking statements.